EX-99.B(d)(2)(ii)

APPENDIX A

GALLIARD INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Funds

Managed Fixed Income Portfolio

Stable Income Portfolio

Most recent annual approval by the Board of Trustees: April 4, 2005

Appendix A amended: October 1, 2005

SCHEDULE A

GALLIARD INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO MASTER TRUST

This fee agreement is made as of the 7th day of August, 2001, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Galliard Capital Management, Inc. (the “Sub-Adviser”) and

WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Schedule A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”).

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying the following annual rates to the assets of the Managed Fixed Income Portfolio and Stable Income Portfolio as listed below:

Name of Fund	Breakpoints	Sub-Advisory Rate
Managed Fixed Income Portfolio	$0-$500M $500M-$1.5B >$1.5B	0.10 0.05 0.03	% % %
Stable Income Portfolio	$0-$500M $500M-$1.5B >$1.5B	0.10 0.05 0.03	% % %

In determining whether a particular breakpoint has been reached, the Adviser and the Sub-Adviser agree that the assets of the Managed Fixed Income Portfolio and Stable Income Portfolio shall be combined. After combining the assets of the affected Portfolio, the Adviser shall determine a blended fee rate. The blended fee rate shall be applied equally across the two Portfolios.

The foregoing fee schedule is agreed to as of October 1, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ ANDREW OWEN
Andrew Owen
Senior Vice President

GALLIARD CAPITAL MANAGEMENT, INC.

By:	/s/ JOHN R. CASWELL
John R. Caswell
Managing Partner

3